Exhibit 99.1

[Wendy’s International, Inc. logo]

Wendy’s Special Committee Issues Update

DUBLIN, Ohio (January 28, 2008) – Wendy’s International, Inc. (NYSE:WEN) today announced that the Special Committee of its Board of Directors, which is reviewing the Company’s strategic options, believes that it is in the final stages of its review process.

“The review process being undertaken by the Special Committee has taken longer than anticipated, primarily due to the continuing turmoil in the financial markets,” said James V. Pickett, Chairman of the Board and the Special Committee. “However, the Special Committee is working diligently to conclude its review of strategic options and believes that the process is in its final stages.”

There is no assurance that the process will result in any changes to the Company’s current plans or when a specific announcement may be made. The Company will report further developments regarding the Special Committee’s actions only as circumstances warrant.

Wendy’s International, Inc. overview

Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies. More information about the Company is available at www.wendys-invest.com.

INVESTOR CONTACT:
John Barker: (614) 764-3044 or john_barker@wendys.com
Marsha Gordon: (614) 764-3019 or marsha_gordon@wendys.com

MEDIA CONTACT:
Bob Bertini: (614) 764-3327 or bob_bertini@wendys.com